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EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration
Statement on Form S-8 dated March 29, 2001 and related Prospectus pertaining to The Macerich Company 2000 Incentive Plan of our reports dated February 13, 2001 on our audits of the consolidated financial statements and financial statement schedule of The Macerich Company as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 and of Pacific Premier Retail Trust as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the period from February 18, 1999 (Inception) to December 31, 1999, which appear in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

Los Angeles, California
March 29, 2001